                                                                       EXHIBIT 4


                                SERVICE AGREEMENT


         In conjunction with the November 12, 1997 Exchange Agreement between Shell Land and Energy Company and Shell Western E&P Inc. (Hereinafter collective referred to as "Shell") and Plains Resources Inc. (hereinafter referred to as "Plains"), Plains requests and Shell agrees to provide consulting services ("Services") during a transition period to help familiarize Plains (or its affiliates or assigns) personnel with the facilities and operation of the Arroyo Grande field.

The Services will be provided according to the following terms:

1. The transition period shall begin at 7:00 a.m. on November 11, 1997 and continue for the next ensuing 60 days, unless earlier terminated by Plains, upon seven (7) days written notice. The parties agree that this agreement may be extended for an additional 60 day period upon giving seven (7) days written notice prior to the end of the initial 60 day period.

2. a. The services shall consist of advice, information and hands on operations of the field, including but not limited to: (1), the logistics and physical placement of oil field facilities and controls; (2) an explanation of the mechanical operation of facilities located on the Arroyo Grande field and
(3), such other field work as is reasonable and necessary for proper maintenance and operation of the field.

     b. It is the intent of the Parties that Services hereunder will be performed by Shell employees Robert Coons, John Bates, Tom Knotts, Brent Randolph, Bowman Lau, Paul De Lorenzo, Joanne Miller, and contractors Jim Bognuda, Dean Roberts, and Jim Leamons. If such employees or contractors are unable or refuse to perform the Services, Shell will use good faith efforts to substitute other employees or contractors at a comparable performance level are in compliance with Shell's personnel policies, who have prior experience and expertise as concerns operations at Arroyo Grande. Plains shall have the right to refuse the services of such substitutes, but if refused, Shell shall not be obligated to provide other employees or contractors. Plains reserves the right, but not the obligation, to make an offer of employment to an employee or contractors at any time during this Agreement. Shell and Area Energy LLC agree that it will not offer said employee(s) a competing offer of employment prior to January 1, 1998. It is understood that John Bates and Joanne Miller though currently performing duties in the Arroyo Grande Field have been offered employment opportunities with Aera Energy's organization.

3. Plains shall pay Shell an amount equal to the salary and wages paid by Shell to the personnel performing the services, plus an amount equal to 33% of such salary and wages to cover payroll taxes, workers' compensation expenses and pension and benefits expenses with respect to such personnel. Shell shall provide a statement setting forth the amount due for the Services within sixty days of termination of the transition period.

4. Both Plains and Shell agree that the Services to be provided shall be performed by Shell as an independent contractor.

5. This Agreement is not intended and shall not be construed as creating a joint venture, partnership, agency or other association.

6. Plains agrees to defend, indemnify and hold harmless Shell, its affiliates and their representatives officers, directors, employees, contractors, agents or representatives, from and against any and all liability or loss that may be asserted by Plains or any third person, including Plains' employees, contractors, and agents, arising out of or in connection with actions of Shell in connection with performance of the Services; provided that this indemnity shall not apply to any loss or liability caused by Shell's gross or willful misconduct.

7. The obligations set for the in this Agreement shall survive the expiration of the Agreement.

8. This Agreement may be assigned by Plains to any of its affiliates or subsidiaries.

If you are in agreement with the terms and provisions as stated above, please do so by signing and returning one copy of the Agreement.

                                           Plains Resources Inc.


                                           _______________________________

                                           Title:_________________________


Accepted and agreed to this 12th day of November, 1997

Shell Land and Energy Company              AERA Energy LLC


By_________________________                By______________________________

Title______________________                Title___________________________

Shell Western E&P Inc.

By__________________________

Title_________________________



                                       -2-